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             Rocky Shoes & Boots, Inc. Re-Elects Class I Directors;
          Increases Share Repurchase Program; Adds Key Sales Executives

Contact:
David Fraedrich
Executive Vice President and
  Chief Financial Officer
Rocky Shoes & Boots, Inc.
740-753-1951

NELSONVILLE, OH -- May 18, 1999 -- Rocky Shoes & Boots, Inc. (NASDAQ:RCKY) announced the re-election of four Class I Directors at the Annual Meeting of Shareholders held today in Nelsonville, Ohio. The Class I Directors are Mike Brooks, Chairman, President and Chief Executive Officer, Stanley I. Kravetz, Robert D. Stix, and James L. Stewart. Each of them was elected to a two-year term expiring at the 2001 Annual Meeting of Shareholders.

In addition, the Board of Directors approved a 400,000 share increase in the Company's share repurchase program. The Company recently announced completion of the repurchase of the entire 600,000 shares of common stock previously authorized by the Board. Purchases may be made during the next 12 months on the open market or in privately negotiated transactions, depending upon market conditions. They will be funded from cash flow from operations and existing credit facilities. There were 4,865,415 common shares outstanding at March 31, 1999.

The Company also announced the recent addition of two key sales executives. John
E. Friday has been appointed Executive Vice President-Sales. Mr. Friday is responsible for all sales of Rocky(R) brand footwear products. He has extensive experience in the footwear industry and has had a successful sales career. During the past 3 years he was owner of Frirock and Associates, Inc., which specializes in the sale of Rocky(R) brand footwear in Illinois, Iowa, Kansas, and Missouri as well as Western Kentucky and Western Tennessee. Prior to that, he was territory manager for Norcross and Red Ball(R) footwear in Illinois from 1993-1996. Mr. Friday served as Vice President-Sales for Weyco Group, Inc. (Milwaukee, Wisconsin) from 1976-1993. Weyco Group, Inc. is a publicly-held company engaged in the manufacture, purchase and distribution of men's footwear, including their Stacy Adams and Nunn Bush brands.

Mr. James Matzen was hired recently as National Sales Manager-Rocky Casual Division. He has considerable experience working with major casual footwear accounts throughout the United States. Most recently, Mr. Matzen was Territory Manager for Ecco(R) footwear. From 1991-1997 he was Senior Sales Manager for Birkenstock(R) footwear, following two years as Sales Manager for the West Coast Region of The Timberland Company. Mr. Matzen began his career as a footwear buyer at Nordstrom Inc. in Los Angeles, California.


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Mike Brooks, Chairman and Chief Executive Officer, commented, "We are very pleased to add John Friday and Jim Matzen to our management team. Both of them have had successful sales careers, which include significant experience in the casual footwear industry. These two appointments reflect our strategic commitments to expand distribution of Rocky(R) footwear and accelerate the Company's penetration of the casual footwear market. We plan to significantly increase casual footwear sales as a percentage of our total sales as we leverage awareness and sales of the Rocky(R) brand."

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include: statements regarding a growing commitment to expand distribution of Rocky(R) footwear and accelerate the Company's growth in the casual footwear market, and plans to significantly increase casual footwear sales as a percentage of the Company's total sales (paragraph five). These forward-looking statements involve numerous risks and uncertainties, including various risks inherent in the Company's business and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, the Company's Annual Report on Form 10-K for the year ended December 31, 1998. One or more of these factors have affected, and could in the future affect, the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, duty and casual footwear. The Company's footwear is marketed through several distribution channels, primarily under the registered trademark, ROCKY(R).

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